United States

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number:  002-94984

                                Roundy's, Inc.
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            (Exact name of registrant as specified in its charter)

                23000 Roundy Drive, Pewaukee, Wisconsin  53072
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                $1.25 par value Class A (Voting) Common Stock
              $1.25 par value Class B (Non-Voting) Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g - 4(a)(1)(i)        Rule 12h - 3(b)(1)(i)   X
     Rule 12g - 4(a)(1)(ii)       Rule 12h - 3(b)(1)(ii)
     Rule 12g - 4(a)(2)(i)        Rule 12h - 3(b)(2)(i)
     Rule 12g - 4(a)(2)(ii)       Rule 12h - 3(b)(2)(ii)
                                  Rule 15d - 6            X

Approximate number of holders of record as of the certification or notice date: One (1).
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Pursuant to the requirements of the Securities Exchange Act of 1934 Roundy's,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 18, 2002

By:  EDWARD G. KITZ
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     Edward G. Kitz, Vice President, Secretary and Treasurer